Exhibit 10.4

April [__], 2024

Suvretta Capital Management, LLC

540 Madison Ave., 7th Floor

New York, NY 10022

Ladies and Gentlemen:

This letter agreement is entered into by and among Suvretta Capital Management, LLC (“Suvretta”) and Benitec Biopharma Inc. (“Benitec” or the “Company” and, together with Suvretta, the “Parties”). Concurrently with the execution of this letter agreement, the Parties are entering into that certain Stock Purchase Agreement, dated as of April 17, 2024 by and among Suvretta, Benitec, and the other parties thereto (the “Purchase Agreement”), and that certain Voting Commitment Agreement, dated as of April [__], 2024, by and among Benitec, Suvretta, and the other parties thereto (the “Voting Commitment Agreement,” and together with the Purchase Agreement, the “Agreements”). Prior to entering the Purchase Agreement, Suvretta and its affiliates are the beneficial owners of (i)      common warrants of the Company, exercisable for      shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) in the amounts and at the exercise prices set forth in Schedule A attached hereto (the “Common Warrants”), (ii)      pre-funded warrants exercisable for      shares of the Company’s common stock in the amounts and at the exercise prices set forth in Schedule A attached hereto (the “Pre-Funded Warrants,” and together with the Common Warrants, the “Warrants,” and the agreements governing the terms of the Warrants, the “Warrant Agreements”).

The Parties hereby agree that, promptly following execution of this letter agreement, Benitec shall consider in good faith Kishan Mehta for appointment to the Board of Directors of Benitec (the “Board”) upon consummation of the transactions contemplated by the Purchase Agreement (the “Closing”), which consideration may include a vetting process no more onerous, burdensome or time consuming than the process for vetting any other candidate for membership on the Board. Following completion of such consideration, Benitec shall promptly inform Suvretta of its determination, and take all necessary actions (to the extent such actions are not prohibited by applicable law and are within such party’s control) to appoint Kishan Mehta to the Board as promptly as practicable, in such class as determined by Benitec after taking into account the composition of the Board to be effective at Closing, upon the occurrence of the Closing, unless (i) Kishan Mehta has participated in activities involving moral turpitude, dishonesty or fraud which would reasonably be expected to cause harm to Benitec’s business or reputation, or to Kishan Mehta’s ability to perform their duties on the Board or (ii) Benitec, after unbiased consideration, determines in its reasonable discretion that Kishan Mehta is not an appropriate fit for the Board. In the event that Benitec reasonably determines to reject Kishan Mehta or any Alternate Candidate (as defined below) for the foregoing reason(s), Benitec shall promptly notify Suvretta of such determination (along with an explanation for such rejection), and Suvretta shall be entitled to continue to propose additional candidates (each, an “Alternate Candidate”) for appointment to the Board, and Benitec shall promptly consider such Alternate Candidates in good faith for appointment to the Board upon the same terms as set forth above. Following completion of such consideration with respect to an Alternate Candidate, Benitec shall promptly inform Suvretta of its determination, and take all necessary actions (to the extent such actions are not prohibited by applicable law and are within such party’s control) to appoint such Alternate Candidate to the Board, in such class as determined by Benitec after taking into account the composition of the Board to be effective at Closing, upon the occurrence of (or if applicable, following) the Closing (subject to Benitec’s right to reject such Alternate Candidate for the reasons set forth above).

The Parties further agree that, (1) in connection with the Closing, the Parties will take such action as may be required to permit Suvretta to exercise its Warrants up to an Alternate Beneficial Ownership Limitation (as defined in the Warrant Agreements) to be equal to 19.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon exercise of the applicable Warrants, via an amendment (where necessary) to any previously issued Warrants or Warrant Agreements and (2) Suvretta will vote all of its shares of Common Stock owned on the record date for such votes in favor of (i) all of the Company’s director nominees for election to the Board at the Company’s annual meetings of stockholders to be held during the term of this letter agreement, and (ii) the proposal seeking the Stockholder Approval pursuant to the Voting Commitment Agreement at any annual or special meeting of Benitec where such proposal is presented, subject to the limits imposed by applicable law or rules, including the rules of The Nasdaq Capital Market.

In the event and for so long as Kishan Mehta or an Alternate Candidate are serving on the Board, the Board shall take such actions as are reasonably requested by Suvretta to approve any acquisition of any direct or indirect pecuniary interest of Common Stock (or any securities exercisable or exchangeable for Common Stock) in connection with any purchase from the Company by Suvretta (or its affiliates) to the extent deemed a director for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as a so-called “director by deputization”, for the purpose of exempting, to the extent available under applicable law, any such acquisitions from Section 16(b) of the Exchange Act as permitted by Rule 16b-3(d)(1) promulgated under the Exchange Act.

This letter agreement shall terminate upon the date on which Kishan Mehta or an Alternate Candidate ceases to serve on the Company’s Board.

The Parties acknowledge that due to the unique and substantial obligations set forth herein there would be no adequate remedy at law for any actual or threatened violation of this letter agreement and actual or threatened violation would result in irreparable harm to the Parties. In the event of an actual or threatened violation of this letter agreement, each Party expressly consents to the enforcement of this letter agreement by injunctive relief or specific performance in addition to any other remedy to which such Party is entitled at law or in equity. This letter agreement shall be governed in all respects by the laws of the state of Delaware. The state or federal courts located in Wilmington, Delaware shall each have non-exclusive jurisdiction over all disputes relating to this letter agreement. This letter agreement contains the entire understanding of the parties with respect to the subject matter hereof and thereof and may be amended only by an agreement in writing executed by the parties hereto. If at any time subsequent to the date hereof, any provision of this letter agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this letter agreement. This letter agreement may be executed in two or more counterparts either manually or by electronic or digital signature (including by facsimile or electronic mail transmission), each of which shall be deemed to be an original and all of which together shall constitute a single agreement. Any press release or public statement to be made by a Party reciting the contents of this letter agreement shall be reasonably acceptable to the other Parties.

[Signature Pages Follow]

Please confirm your agreement with the foregoing by signing and returning one copy of this letter agreement to the undersigned, whereupon this letter agreement shall become a binding agreement among the Parties.

Very truly yours,

Benitec Biopharma Inc.

By:
Name:	Dr. Jerel Banks
Title:	Chief Executive Officer

Accepted and agreed as of [__], 2024

Suvretta Capital Management, LLC

By:
Name:
Title: